Amendment to
                              Subadvisory Agreement

Schedule A of the Subadvisory Agreement between American Express Financial Corporation ("AEFC") and American Century Investment Management, Inc. ("Subadviser"), dated April 7, 2003, is amended as of December 12, 2003 to read as follows:

       Compensation pursuant to Paragraph 4 of the Subadvisory Agreement shall be calculated in accordance with the following schedule, with respect to assets that are subject to the Subadviser's investment discretion in the following funds:

          o For AXP Partners International Aggressive Growth Fund, a series of AXP Partners International Series, Inc. (agreement between the Fund and AEFC dated December 1, 2002)

               Average Daily Net Assets                     Rate
               --------------------------------------------------
               $0-$100 million                              65 bp
               $100 - $250 million*                         60 bp
               $250 - $500 million*                         55 bp
               $500 - $1 billion   *                        52 bp
               $1 billion + *                               50 bp

          o For AXP Partners Aggressive Growth Fund, a series of AXP Partners Series, Inc. (agreement between the Fund and AEFC dated January 9, 2003)

               Average Daily Net Assets**                    Rate
               --------------------------------------------------
               First $100 million                            50 bp
               Next $150 million                             45 bp
               Next $250 million                             40 bp
               Thereafter                                    38 bp

       For the combined assets of:

          o AXP Partners Small Cap Core Fund, a series of AXP Partners Series, Inc. (agreement between the Fund and AEFC dated December 2, 2002), and

          o AXP Discovery Fund, a series of AXP Discovery Series, Inc. (agreement between the Fund and

               AEFC dated December 1, 2002)

               Average Daily Net Assets**                    Rate
               --------------------------------------------------
               First $25 million                             65 bp
               Next $125 million                             60 bp
               Next $50 million                              57.5 bp
               Thereafter                                    55 bp

-----------------------------------------------
*These rates are retroactive. When average daily net assets fall within this range, the corresponding rate applies to all the assets in the fund e.g., if average daily net assets are $200 million, the fee rate of 60 bp applies to the entire $200 million balance.

**These rates are not retroactive. When average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate, e.g. if average daily net assets AXP Partners Aggressive Growth Fund are $125 million, a rate of 50 bp would apply to $100 million and a rate of 45 bp would apply to $25 million.

In witness whereof, the parties have caused this Amendment to be executed by their officers designated below.

AMERICAN EXPRESS                            AMERICAN CENTURY
FINANCIAL CORPORATION                       INVESTMENT MANAGEMENT, INC.


By: /s/ Paula R. Meyer                      By: /s/ William M. Lyons
    ----------------------------                ---------------------
        Signature                                   Signature

        Paula R. Meyer                      Name:   William M. Lyons
        Senior Vice President and                    Printed
        General Manager - Mutual Funds
                                            Title:   President
                                                         Printed